UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2021

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Lakeview Avenue, Suite 200
West Palm Beach,	Florida	33401
(Address of principal executive offices)		(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Common Shares of Beneficial Interest, $0.01 par value	CLDT	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Shares	CLDT-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b.2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01 Other Events.

In accordance with the majority voting policy of Chatham Lodging Trust (the “Company”), the Company is providing the following disclosure:

As reflected in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2021 regarding the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”), Thomas J. Crocker, a member of the Board of Trustees (the “Board”) of the Company and chair of the Nominating and Governance Committee (the “Committee”), was elected to an additional term by a plurality of the votes cast in accordance with the Company’s governing documents and applicable law. As Mr. Crocker received slightly more votes “withheld” (50.46%) than votes “for” (49.54%) in his election, in accordance with the Company’s majority voting policy, Mr. Crocker promptly tendered his resignation following certification of the election results with the effectiveness of such resignation being conditioned upon the Board’s acceptance thereof.

Pursuant to the Company’s majority voting policy, the Committee and the Board each met and considered Mr. Crocker’s tendered resignation and the underlying circumstances (with Mr. Crocker recusing himself per such majority voting policy). Each of the Committee and the Board considered, among other things, a number of factors, including the following:

•that based on information received by the Committee and the Board, the level of votes “withheld” from Mr. Crocker appeared related neither to his individual qualifications nor his individual performance on the Board, but rather related to his position as chair of the Committee, and were instead substantially attributable to a “withhold” voting recommendation issued by Institutional Shareholder Services Inc. (“ISS”) based on certain ISS proxy voting guidelines relating to the extent to which the governing documents of publicly traded companies enable shareholders to submit binding bylaw amendment proposals, the level of board diversity among the Trustees of the Company and shareholder feedback (including through Trustee votes) seeking to encourage the Committee and the Board to seek to enhance the diversity of the board in light of evolving shareholder voting guidelines on such issues;

•that the Committee and the Board were and are committed to having a strong and effective board and have been considering opportunities for further enhancing skillsets and diversity of the Board and regularly reviewing evolving corporate governance trends and policies;

•the views of the Committee and the Board regarding Mr. Crocker’s invaluable experience, including extensive knowledge of real estate, experience leading public and private real estate investment trusts and deep understanding of the lodging industry through multiple cycles since he has almost 25 years of public company board experience (as further described in the Company’s proxy statement for the 2021 Annual Meeting).

•Mr. Crocker’s strong attendance record, level of preparation, participation and contributions at Board and Committee meetings, and his strong performance as chairperson of the Committee in leading the Committee to fulfil its mandate and advance the best interests of the Company and its shareholders.

After consideration and discussion of all of these factors, the Committee then recommended that the Board decline to accept Mr. Crocker’s offer to resign as a Trustee and the Board determined to reject his offer to resign. The Board determined that the resignation of Mr. Crocker would be detrimental to, and not in the best interests of, the Company and its stockholders. Accordingly, Mr. Crocker will continue to serve as a Trustee of the Company.

In connection with this decision, the Board also determined to, among other things: (i) submit a proposal for shareholder consideration at the 2022 annual meeting of shareholders that would allow shareholders to submit binding proposals to amend the Company’s bylaws in accordance with applicable procedures and requirements; (ii) continue to move forward with its board development efforts, including identification and recruitment of qualified Trustees; and (iii) continue to engage with shareholders as to the foregoing matters and other items of importance to shareholders. On August 9, 2021, the Board appointed two additional Trustees to the Board, effective immediately, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2021, which appointments enhance the skillsets and diversity of the board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

August 13, 2021	By:	/s/ Jeremy B. Wegner

Name: Jeremy B. Wegner
Title: Senior Vice President and Chief Financial Officer